POINT.360

SECURED PROMISSORY NOTE

$934,063.73.	November 1, 2010
Burbank, California

FOR VALUE RECEIVED, POINT.360, a California corporation (“Company”), promises to pay to the order of TROYGOULD PC, a California Professional corporation (the “Holder”), the principal sum of Nine Hundred Thirty-Four Thousand Sixty-Three and 73/100 Dollars ($ 934,063.73), plus interest thereon from the date hereof, at the rate of 3% per annum.    This Note represents the outstanding balance of all unpaid invoices for litigation work performed by Holder for Company through September 30, 2010, which have not been paid in full (“Accrued Invoices”).

The payment of this Note, including interest accrued thereon, is secured pursuant to the terms of that certain (i) security agreement, dated as of the date hereof, by and between the Company and Holder covering all of the assets of the Company (the “Security Agreement”) and (ii) a deed of trust, dated as of the date hereof, by the Company as trustor in favor of the Holder as beneficiary covering two separate parcels of improved real property located in Los Angeles County, California.  ADDITIONAL RIGHTS OF THE HOLDER ARE SET FORTH IN THE SECURITY AGREEMENT AND THE DEED OF TRUST.

The following sets forth the rights of the Holder and the terms to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1.           Definitions.  As used in this Note, the following capitalized terms have the following meanings:

1.1           “Cash Proceeds Event” shall mean any divestiture, financing, recapitalization, sale of securities of the Company or other transaction not in the ordinary course of business that results in cash proceeds to the Company.  Notwithstanding for foregoing, any financing or other transaction pursuant to which Haig S. Bagerdjian acts in the capacity as a principal or a guarantor of all or any portion of the cash proceeds to the Company, shall be expressly excluded from the definition of a Cash Proceeds Event.

1.2           “Company Sale” means any transaction whereby (a) the Company merges or consolidates with any Person or Persons in a transaction in which the Company is not the surviving entity; or (b) the Company sells substantially all of it assets.

1.3           “Contingent Assets” shall mean the Holthouse Claim and the IVC/Burbank Lease Renegotiation.

1.4           “Deed of Trust” shall mean the deed of trust described in the introductory paragraph of this Note.

1.5           “Event of Default” has the meaning given in Section 4 hereof.

1.6           “Holder” shall mean the Person specified in the introductory paragraph of this Note or any Person to whom this Note is endorsed or assigned.

1.7           “Holthouse Claim” shall mean a claim that the Company has asserted against Holthouse Carlin & Van Trigt LLP on account of a tax matter alleged to have been improperly handled by the Holthouse Firm.

1.8           “IVC/Burbank Lease Renegotiation” shall mean current renegotiation by Company with its landlord over its IVC building lease wherein Company expects to recoup a significant portion of prior rent and/or other payments from its landlord.

1.9           “Note” shall mean this Note.

1.10           “Person” means an individual, a sole proprietorship, a partnership, a corporation, a limited liability company, a limited liability partnership, an association, an institution, a joint stock company, a trust, a joint venture, an unincorporated organization, other entity or a governmental entity.

1.11           “Security Agreement” shall mean the agreement described in the introductory paragraph of this Note.

1.12           “Security Interest” has the meaning given in Section 3.1.

2.           Payments.

2.1           Interest. Interest shall accrue on this Note at the rate of three percent (3.0%) per annum and shall be computed on the basis of a 365-day year for the actual number of days elapsed.

2.2           Minimum Payments.  Company shall make an initial payment of principal and interest to Holder in the amount of Forty Thousand Dollars ($40,000.00) concurrently with execution of this Note.  Thereafter, Company shall make monthly payments of principal and interest to Holder in the minimum amount of Twenty Thousand Dollars ($20,000.00) on the first day of each and every month, commencing December 1, 2010, and continuing until all accrued but unpaid interest and the unpaid principal balance of this Note have been paid in full.  The Company shall, commencing with the end of the fourth calendar quarter of 2010, and each calendar quarter thereafter review in good faith with Holder its projected cash flow for the next calendar quarter to determine if it can reasonably increase the amount of the minimum monthly payments required under this Paragraph 2.2.  Any such increased minimum monthly payments shall then be applicable for the ensuing calendar quarter.  The projected cash flow shall be determined in good faith by Company and in accordance with its usual and customary budgeting standards.

2.3           Contingent Payments.  Immediately upon the receipt of cash by Company from any of the Contingent Assets, Company shall make a payment on the outstanding principal balance of this Note equal to (i) 20% of the unrestricted cash received by the Company from the IVC/Burbank Lease Renegotiation and (ii) 33-1/3% of any settlement amounts received in cash on the Holthouse Claim.  These payments of principal will be applied against the last amounts due under this Note and shall not satisfy the minimum monthly payments required under Paragraph 2.2 above.  In the event of a Cash Proceeds Event (other than a financing from Haig Bagerdjian) in which the Holder does not receive at least 20% of the proceeds as a prepayment of this Note due to a good faith determination by Company that its financial condition does not enable it to make such payment to Holder, the cash portion from the Contingent Assets payable to Holder in each case shall increase to 50%.  Payments pursuant to this Paragraph 2.3 shall in no event exceed the then remaining unpaid balance of principal and accrued interest on this Note.

2.4           Voluntary Prepayment.  Company may prepay this Note in whole or in part at any time without penalty or premium.

2.4.1                      One Year Payoff.  If Company is able to pay this Note in full (including any additional amounts owing to Holder pursuant to the terms of the Security Agreement or Deed of Trust for subsequently Accrued Invoices), on or before October 1, 2011, all interest accrued for the year will be forgiven and waived and the original principal amount will be reduced by 12-1/2%.

2.4.2                      Eighteen Month Payoff.  If Company is able to pay this Note in full (including any additional amounts owing to Holder pursuant to the terms of the Security Agreement or Deed of Trust for subsequently Accrued Invoices), after October 1, 2011, but on or before April 1, 2012, all interest for the eighteen months will be forgiven and waived and the original principal amount will be reduced by 6.0%

2.5           Priority of Payments. All payments made by Company hereunder (including, without limitation, any prepayments) shall be applied first to the payment of expenses due under this Note, if any, second to interest accrued on this Note, and third to the payment of principal on this Note.

2.6           Company Sale.  Upon completion of any Company Sale the entire remaining unpaid principal balance of this Note and all accrued but unpaid interest thereon shall become immediately due and payable in full.

2.7           Financial Documentation.  Company will provide the Holder with detailed documentation to support its determinations described in Paragraphs 2.2 and 2.3 above

3.           Security Interest and Deed of Trust.

3.1           Security Interest. To secure the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of any and all of the obligations owed to the Holder under this Note, Company grants to the Holder a lien on, and security interest on all of the assets of Company (the “Security Interest”) pursuant to the terms of the Security Agreement.  Such Security Agreement shall be subject to the terms and potential seniority of any and all liens or security interests that predate it and which Security Interest shall be subject to and junior in position to any Company financings for working capital or the purchase of real property or equipment from an institutional source or any similar financing from or guaranteed by Haig S. Bagerdjian.

3.2           Deed of Trust. To secure the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of any and all of the obligations owed to the Holder under this Note, Company grants to the Holder a lien on, two separate and distinct improved parcels or real property as evidenced by the Deed of Trust that will be recorded in the real property records in Los Angeles, California.  Such Deed of Trust shall be subject to the terms and potential seniority of any and all liens or encumbrances that predate it and which Deed of Trust shall be subject to and junior in position to any Company financings for working capital or the purchase of real property or equipment from an institutional source or any similar financing from or guaranteed by Haig S. Bagerdjian.

4.           Events of Default.  The occurrence of any of the following shall constitute a “Event of Default” under this Note:

4.1           Failure to Pay. Company shall fail to (i) pay when due any monthly payment on the due date hereunder or (ii) any other payment required under the terms of this Note on the date due and such payment shall not have been made within 10 days of Company’s receipt of Holder’s written notice to Company of such failure to pay.

4.2           Breaches of Covenants to the Note.  Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note, the Security Agreement or the Deed of Trust and such failure shall continue for 20 days after the Company’s receipt of Holder’s written notice to Company of such breach; or

4.3           Voluntary Bankruptcy or Insolvency Proceedings.  Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

4.4           Involuntary Bankruptcy or Insolvency Proceedings.  Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 30 days of commencement.

5.           Rights of the Holder upon Default.

5.1           Acceleration. Upon any Event of Default, but subject to any applicable cure period, all outstanding obligations payable by Company under this Note shall automatically become immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding; provided that upon the occurrence or existence of any Event of Default all outstanding obligations payable by Company under this Note shall automatically become immediately due and payable.

5.2           Default Rate of Interest.  During any period in which an Event of Default has occurred and is continuing, Company shall pay interest on the unpaid principal balance hereof at a rate per annum equal to the rate 10%.

6.           Remedies on Default.  In case any one or more Events of Default shall occur and be continuing, the Holder may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Security Agreement of the Deed of Trust or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.  No course of dealing and no delay on the part of the Holder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice the Holder’s rights, powers or remedies.

7.           Notice of Events.  Company agrees to give prompt written notice to the Holder of:

7.1           The occurrence of any Event of Default or event that may, with notice or lapse of time or both, result in an Event of Default; or

7.2           Any Cash Proceeds Event or proposed working capital or other financings that may require the Holder to subordinate its Security Interest or encumbrance upon the Company’s assets; or

7.3           Any proposed Company Sale.

8.           Waiver and Amendment.  This Note may not be amended, supplemented, modified or waived except in a writing executed by Company and the Holder. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.  No delay or omission of the Holder to exercise any right, whether before or after a default hereunder, shall impair any such right or shall be construed to be a waiver of any right or default, and the acceptance at any time by the Holder of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

9.           Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), sent by express overnight courier service or electronic facsimile transmission with a copy by mail, or delivered to the applicable party at the addresses indicated below:

If to Company:

Point.360
2777 North Ontario Street
Burbank, CA 91504
Attention: Alan R. Steel
Fax: 818-847-2503

Email: Asteel@point360.com

If to the Holder:

TroyGould, PC
1801 Century Park East
Los Angeles CA 90067
Attention: Sanford J. Hillsberg
Fax: 310-201-4746

Email: sjhillsberg@troygould.com

or, as to each of the foregoing, at such other address as shall be designated by such person in a written notice to the other party complying as to delivery with the terms of this Paragraph 9.  All such notices, requests, demands and other communications shall, when mailed or sent, respectively, be effective (i) three days after being deposited in the mails or (ii) one business day after being deposited with the express overnight courier service or sent by electronic facsimile transmission or by email (with receipt confirmed), respectively, addressed as aforesaid.

10.           Attorney’s Fees.  Company agrees to reimburse the Holder for all reasonable costs, including, without limitation, reasonable attorneys’ fees, incurred to collect this Note if this Note is not paid when due.

11.           Governing Law.  This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of’ the State of California, or of any other state.

12.           Payment on Non-Business Days.  Whenever any payment to be made on this Note shall be stated to be due on a day that is not a business day, such payment may be made on the next succeeding business day.

13.           Preparation of this Note.  TroyGould PC has not represented or advised Company in connection with Company’s execution of this Note. In interpreting the provisions of this Note, there shall be no presumption against the party primarily responsible for the drafting of this Note, the Security Agreement or the Deed of Trust.

14.           Company’s Right to Independent Counsel.  The Company is advised hereby that the Company may seek the advise of an independent lawyer of the Company’s choice and is given a reasonable opportunity to seek that advice before signing this Note.

IN WITNESS WHEREOF, Company has caused this Note to be issued as of the date first written above.

COMPANY:

POINT.360, a California corporation

By:
Alan R. Steel, Executive Vice-President